
                                         THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                              Exhibit 11
                                                 COMPUTATION OF EARNINGS PER SHARE
                                               (in thousands, except per share data)

                                                              Thirteen weeks ended                     Thirty-nine weeks ended
                                                        ----------------------------------       ---------------------------------
                                                         Oct. 28, 1995     Oct. 29, 1994         Oct. 28, 1995       Oct. 29, 1994
                                                        --------------     ---------------       -------------       -------------
     Earnings before cumulative effect
       of change in accounting principle..............        $21,436              $20,640            $62,874             $61,715

     Adjustment for interest on $86,250, 4%
       convertible subordinated notes, net of income
       tax effect.....................................              -                    -              1,619                   -
                                                         -------------      --------------       -------------        ------------
(a)  Adjusted earnings before cumulative effect of
       change in accounting principle.................         21,436               20,640             64,493              61,715

(b)  Cumulative effect of change in
       accounting principle...........................              -                    -                  -              (4,300)
                                                         -------------      --------------       -------------        ------------
(c)  Adjusted net earnings............................        $21,436              $20,640            $64,493             $57,415
                                                         =============      ==============       =============        ============

     Average number of common shares outstanding
       during the period..............................         59,794               59,236             59,503              59,249

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes                            -                    -              2,104                   -

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............            764                1,378                970               1,325
                                                         -------------       -------------        ------------        ------------

(d)  Average number of common shares assumed
       outstanding during the period..................         60,558               60,614             62,577              60,574
                                                         =============       =============        ============        ============

     Earnings per share before cumulative effect
       of change in accounting principle (a/d)........        $   .35              $   .34            $  1.03             $  1.02

     Cumulative effect of change in accounting
       principle (b/d)................................              -                    -                  -                (.07)
                                                          ------------       -------------         -----------         -----------
     Net earnings per share (c/d).....................        $   .35              $   .34            $  1.03             $   .95
                                                          ============       =============         ===========        ============


(1) The number of Common Shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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